                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              GENUS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction: $25,000,000
         -----------------------------------------------------------------------
     (5) Total fee paid: $5,000
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                  GENUS, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON               , 1998

                            ------------------------

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Genus,
Inc. (the "Company") will be held on              ,              , 1998 at 2:00
p.m., local time, at The Network Meeting Center located at 5201 Great America Parkway, Suite 122 in Santa Clara, California, 95054, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the sale of the Company's ion implantation systems business, including the assets, properties and intellectual property related thereto, pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of April 15, 1998, between Varian Associates, Inc. ("Varian") and the Company and the transactions contemplated thereby (collectively, the "Proposed Transactions").

    3. To approve the conversion of securities exceeding 20% of the outstanding Common Stock.

    4. To approve an amendment to the 1989 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder by 300,000 shares.

    5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company's financial statements for the fiscal year ending December 31, 1998.

    6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on              , 1998
are entitled to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the self-addressed stamped envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          WILLIAM W. R. ELDER
                                          CHAIRMAN OF THE BOARD

Sunnyvale, California
             , 1998

                                  GENUS, INC.

                                ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

    The enclosed Proxy is solicited on behalf of the Board of Directors of Genus, Inc., a California corporation (the "Company") for use at the Annual
Meeting of Shareholders to be held          ,            , 1998, at 2:00 p.m.,
local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Network Meeting Center at 5201 Great America Parkway, Suite 122 in Santa Clara, California, 95054. The principal executive offices of the Company are located at 1139 Karlstad Drive, Sunnyvale, California 94089. The Company's telephone number at that location is (408) 747-7120.

    These proxy solicitation materials were mailed on or about            ,
1998, to all shareholders entitled to vote at the meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARE OWNERSHIP

    Shareholders of record at the close of business on            , 1998, are
entitled to vote at the meeting. At the record date,          shares of the
Company's Common Stock, no par value, were issued and outstanding.

VOTING

    Each share of Common Stock outstanding on the record date is entitled to one vote. In addition, each shareholder on the record date, or his or her proxy, may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than six candidates. No shareholder or proxy, however, shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The affirmative vote of a majority of the Votes Cast will be required under California law to approve the first, third, fourth and fifth proposals in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock on the record date will be required under California law to approve the second proposal in this Proxy Statement. For this purpose, the "Votes Cast" are defined under California law to be the shares of the Company's Common Stock represented and "voting" at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is majority of the shares outstanding on the Record Date. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal.

    While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Mary F. Bobel, Executive Vice President, Chief Financial Officer) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION

    The cost of soliciting proxies will be borne by the Company. The Company is retaining the services of Corporate Investor Communications, Inc. to solicit proxies for a cost of approximately $10,000 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, by (i) each of the Company's directors, (ii) each executive officer named in the Summary Compensation Table appearing herein, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to beneficially own more than 5% of the Company's Common Stock:

                                                                        NUMBER OF    PERCENT OF
NAME OF BENEFICIAL OWNER                                                SHARES(1)     CLASS(2)
----------------------------------------------------------------------  ----------  -------------
The Parnassus Fund ...................................................   1,150,000         6.71%
  244 California Street, Ste. 400
  San Francisco, CA 94111

Anthony T. Winn ......................................................   1,000,000         5.84%
  c/o Herbert H. Davis III, Esq.
  1200 17th Street Suite 3000
  Denver, CO 80202

Bachow Investment Partners III, L.P.(3) ..............................     997,876         5.83%
  3 Bala Plaza East, Suite 502
  Bala Cynwyd, PA 19004

Dimensional Fund Advisors ............................................     868,400         5.07%
  1299 Ocean Ave
  11th Floor
  Santa Monica, CA

William W.R. Elder(4).................................................     230,599         1.35%

James T. Healy........................................................       5,000        *

Paul S. Bachow Co-Investment Fund, L.P.(5) ...........................     138,671        *
  3 Bala Plaza East, Suite 502
  Bala Cynwyd, PA 19004

Paul S. Bachow(6) ....................................................      63,392        *
  3 Bala Plaza East, Suite 502
  Bala Cynwyd, PA 19004

Mary F. Bobel(7)......................................................      27,032        *

Mario M. Rosati(8)....................................................      11,500        *

Thomas E. Seidel......................................................       3,841        *

John E. Aldeborgh.....................................................       2,593        *

Stephen F. Fisher(9)..................................................           0        *

G. Frederick Forsyth..................................................           0        *

Todd S. Myhre.........................................................           0        *

All directors and executive officers as a group (11 persons)(10)......   1,485,076         8.67%

------------------------

  *  Less than 1%.

 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Applicable percentage ownership is based on 17,129,260 shares of Common Stock outstanding as of March 31, 1998 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to the options currently exercisable, or exercisable within 60 days after March 31, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Does not include 138,671 shares held by Paul S. Bachow Co-Investment Fund, L.P. and 63,392 shares held by Paul S. Bachow, as to which Bachow Investment Partners III, L.P. disclaims beneficial ownership.

 (4) Consists of 230,599 shares held in William R. Elder and Gloria S. Elder Family Trust.

 (5) Does not include 977,876 shares held by Bachow Investment Partners III, L.P. and 63,392 shares held by Paul S. Bachow, as to which Paul S. Bachow Co-Investment Fund, L.P. disclaims beneficial ownership.

 (6) Does not include 977,876 shares held by Bachow Investment Partners III, L.P. and 138,671 shares held by Paul S. Bachow Co-Investment Fund, L.P., as to which Paul S. Bachow disclaims beneficial ownership.

 (7) Consists of 2,032 shares of Common Stock and options to purchase 25,000 shares of Common Stock exercisable within 60 days of March 31, 1998.

 (8) Consists of 2,500 shares held by Mr. Rosati, 9,000 shares held by WS Investments 92A and options to purchase 5,000 shares of Common Stock exercisable within 60 days of March 31, 1998. Mr. Rosati is a general partner of WS Investments 92A and disclaims beneficial ownership of the shares held by such entity except to the extent of his proportionate partnership interest therein.

 (9) On April 3, 1995, pursuant to the terms of a Stock Purchase Agreement dated February 10, 1995 (the "Stock Purchase Agreement") by and among the Company and Bachow Investment Partners III, L.P., Paul S. Bachow Co-Investment Fund, L.P. and Paul S. Bachow, (collectively the "Bachow Group"), Mr. Fisher was elected as a representative of the Bachow Group to fill an existing vacancy on the Company's Board of Directors. This figure does not include the 1,179,939 shares held by the Bachow Group, as to which shares Mr. Fisher has neither voting nor investment power.

 (10) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of March 31, 1998.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    The Company's Bylaws provide for a variable board of four to seven directors, with the number currently fixed at four. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

    The names of the nominees, and certain information about them, are set forth below.

                                                                                                                 DIRECTOR
NAME OF NOMINEE                        AGE                           PRINCIPAL OCCUPATION                          SINCE
---------------------------------      ---      --------------------------------------------------------------  -----------
William W.R. Elder...............          59   President, Chief Executive Officer and Chairman of the Board          1981
                                                of the Company

Todd S. Myhre....................          52   President and Chief Executive Officer of GameTech                     1994
                                                International

G. Frederick Forsyth.............          54   President, Professional Products Division of Iomega, Inc.             1996

Mario M. Rosati..................          50   Member of Wilson Sonsini Goodrich & Rosati, P.C.                      1981

    Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships among any directors or executive officers of the Company.

    Mr. Elder, a founder of the Company, is the Chairman of the Board, President and Chief Executive Officer of the Company. From October 1996 to April 1998, he served only as Chairman of the Board. From April 1990 to September 1996, he was Chairman of the Board, President and Chief Executive Officer of the Company. From November 1981 to April 1990, he was President and a director of the Company.

    Mr. Myhre has served as a director of the Company since January 1994. Since April 1998, and from September 1995 to January 1996, Mr. Myhre has served as President and Chief Executive Officer of GameTech International, an electronic gaming manufacturer. From September 1995 to March 1998, Mr. Myhre was an international business consultant. From January 1993 to August 1993, from August 1993 to December 1993 and from January 1994 to August 1995, Mr. Myhre served as Vice President and Chief Financial Officer of the Company, as Executive Vice President and Chief Operating Officer of the Company and as President and a director of the Company, respectively.

    Mr. Forsyth has been a director of the Company since February 1996. Since August 1997, Mr. Forsyth has served as President, Professional Products Division of Iomega, Inc. From June 1989 to February 1997, Mr. Forsyth was associated with Apple Computer, Inc., a personal computer manufacturer, in various senior management positions, most recently as Senior Vice President and General Manager, Macintosh Product Group.

    Mr. Rosati has been Secretary of the Company since May 1996 and a director of the Company since the Company's inception in November 1981. He is also a director of Aehr Test Systems, a manufacturer of semiconductor test equipment; CATS Software Inc., a supplier of client/server software products for financial risk management; Meridian Data, Inc., a developer of compact disc-read only memory (CD-ROM) and compact disc-recordable (CD-R) systems and related software for both networks and personal computers; Ross Systems, Inc., a supplier of enterprise-wide business systems and related services to companies installing open systems/client server software products; and Sanmina Corporation, an electronics manufacturer of multilayered printed circuit boards, backplane assemblies, subassemblies, and printed circuit board assemblies. He is a member of Wilson Sonsini Goodrich & Rosati, P.C., general counsel to the Company.

VOTE REQUIRED

    The four nominees receiving the highest number of affirmative votes of the Votes Cast will be elected as directors of the Company for the ensuing year.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
              SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of 7 meetings during the year ended December 31, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

    During the year ended December 31, 1997, the Audit Committee of the Board of Directors consisted of directors Fisher, Forsyth and Rosati and held one meeting. As of March 31, 1998 the Audit Committee consisted of directors Forsyth, Myhre and Rosati. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

    During the year ended December 31, 1997, the Compensation Committee of the Board of Directors consisted of directors Fisher, Forsyth and Rosati and held three meetings. As of March 31, 1998 the Compensation Committee consisted of directors Forsyth, Myhre and Rosati. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policy. See "Compensation Committee Report on Executive Compensation."

    No director serving in the year ended December 31, 1997, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he or she serves.

DIRECTOR COMPENSATION

    The Company currently pays to its directors who are not employees a fee of $1,000 per meeting and $500 per telephonic meeting. In addition, the Company pays non-employee members of the board an annual fee of $10,000. The Company also reimburses directors for reasonable expenses incurred in attending meetings. Under the Company's 1991 Option Plan, each of the non-employee directors receives an automatic grant of an option to purchase 5,000 shares of Common Stock on the date of his or her appointment or election to the Board and, for so long as he or she continues to serve as a director, an automatic grant of an option to purchase 5,000 shares of Common Stock on February 7 of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1997, the Company paid legal fees and expenses to Wilson Sonsini Goodrich & Rosati, Professional Corporation, general counsel to the Company. The amounts paid by the Company to Wilson Sonsini Goodrich & Rosati were less than 5% of the law firm's total gross revenues for its last completed fiscal year. Mario M. Rosati, a director and Secretary of the Company, is a member of the law firm of Wilson Sonsini Goodrich & Rosati.

EXECUTIVE OFFICERS

    The executive officers of the Company, who are elected by and serve at the discretion of the Board of Directors, and their ages at March 31, 1998, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

William W.R. Elder...................................          59   President, Chief Executive Officer and Chairman of
                                                                    the Board

John E. Aldeborgh....................................          41   Executive Vice President, Chief Customer Satisfaction
                                                                    Officer

Thomas E. Seidel, Ph.D...............................          62   Executive Vice President, Chief Technical Officer

Mary F. Bobel........................................          48   Executive Vice President, Chief Financial Officer

Frederick E. Heslet, Ed.D............................          58   Vice President, Chief Quality Officer

James McEleney.......................................          40   Vice President, General Manager, Ion Technology
                                                                    Products

    Except as set forth below, all of the executive officers have been associated with the Company in their present or other capacities for more than the past five years. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships among executive officers of the Company.

    Mr. Elder's background is summarized under "Election of Directors" above.

    Mr. Aldeborgh joined the Company in June 1989 and serves as the Executive Vice President and Chief Customer Satisfaction Officer. From January 1997 to September 1997, Mr. Aldeborgh served as Executive Vice President and Chief Operating Officer. From January 1993 to January 1997, he was Vice President and General Manager, Ion Technology Division of the Company. From June 1989 to January 1993, he was the Director of Operations of Ion Technology Products. From May 1983 to May 1989, Mr. Aldeborgh was with LTX Corporation, a manufacturer of semiconductor test equipment, in various management positions, most recently as Director of Manufacturing for the Linear Manufacturing Division.

    Dr. Seidel joined the Company in January 1996 and is the Executive Vice President and Chief Technical Officer of the Company. From July 1988 to January 1996, Dr. Seidel was associated with SEMATECH, a semiconductor-industry consortium, in various senior management positions, most recently as Chief Technologist and Director of Strategic Technology.

    Ms. Bobel joined the Company in March 1997 as Executive Vice President and Chief Financial Officer. From October 1994 to September 1996, Ms. Bobel served as Vice President and Chief Financial Officer at Educational Publishing Corporation, a publisher of supplementary educational materials. From March 1990 to September 1994, she was employed at Adobe Systems, a publicly held software company, most recently as Vice President and Corporate Controller.

    Dr. Heslet joined the Company in November 1996 as Chief Quality Officer and Executive Vice President, Human Resources. In addition, he also is employed by California State University, Hayward, where he has been a professor of educational psychology since 1968. From November 1990 to December 1996, he served as Vice President of Quality and Development at Credence Systems Corporation, a manufacturer of semiconductor test equipment.

    Mr. McEleney joined the Company in April 1996 as Vice President, Marketing, Ion Technology Products and was promoted to Vice President and General Manager of Ion Technology Products in March 1998. From January 1995 to April 1996, Mr. McEleney was the Director, Sales & Marketing for Thermadics Detection, Inc., a manufacturer of precision analytical instruments. From December 1984 to January 1995, Mr. McEleney held various sales and marketing positions for Teradyne, Inc., a manufacturer of automatic test equipment.

TRANSACTIONS WITH MANAGEMENT

CHANGE OF CONTROL SEVERANCE AGREEMENTS

    Certain executive officers and key employees have severance agreements with the Company that provide severance benefits in the event that the officer's or employee's employment with the Company is "Involuntarily Terminated" or otherwise terminated without "Cause" within a specified period of time (either six months or one year) following a "Change of Control." The severance benefits include a cash payment of a specified percentage (either 600% or 1200%) of the executive's or employee's monthly base pay. The severance agreements define "Cause" to include an act of dishonesty intended to result in substantial gain or personal enrichment; conviction of an illegal act with respect to his or her employment by the Company; and willful violations of the executive's or key employee's obligations to the Company. The severance agreements define "Involuntary Termination" to include a reduction in base compensation; a relocation of the executive or key employee to a location more than 50 miles from the executive or key employee's present location; a material reduction in benefits or a material increase in the executive's or employee's cost of benefits; significant reduction of the executive's or key employee's duties or responsibilities; or the failure or refusal of a successor company to assume the Company's obligations under the severance agreements. The severance agreements define "Change of Control" to mean the occurrence of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. The applicability of the change of control severance benefits to any specific executive officer or key employee is dependent on whether the Proposed Transaction as described in Proposal Two is deemed to be a sale of substantially all the assets of the Company and whether the shareholders approve the Proposed Transaction.

TERMINATION OF EMPLOYMENT AGREEMENT

    On April 20, 1998, the Company entered into a Settlement Agreement and Mutual Release with James T. Healy (the "Healy Agreement") in connection with Mr. Healy's resignation from the positions of President and Chief Executive Officer of the Company effective as of April 30, 1998. Pursuant to the Healy Agreement, the Company will continue to pay Mr. Healy $25,000 per month, less applicable withholding, for nine months from the date of his resignation. Mr. Healy will not be entitled to the accrual or continuation of any employee benefits, including but not limited to, vacation benefits and bonuses. The exercise of any stock options will continue to be subject to the terms and conditions of the Company's Stock Option Plan and the applicable Stock Option Agreement between Mr. Healy and the Company.

TRANSITION AGREEMENT

    On April 30, 1996, the Company entered into a Management Transition Agreement with William W. R. Elder (the "Elder Agreement"). The Elder Agreement provides for the cessation of Mr. Elder's services to the Company in his capacity as Chief Executive Officer, the continuation of his role as Chairman of the Board and the commencement of his role as an employee of the Company until December 31, 1997 and as a consultant to the Company until December 31, 1999. The terms of the Elder Agreement provide for Mr. Elder to continue to receive his salary as in effect on April 30, 1996 until December 31, 1997 and $100,000 per year for the period of January 1, 1998 to December 31, 1999, provided Mr. Elder does not cease to be an employee of or consultant to the Company prior to such dates. In addition, the Elder Agreement provides that Mr. Elder will receive all of the employee benefits that he received as of April 30, 1996 while an employee of the Company, and will receive only health benefits and an automobile allowance while a consultant to the Company. Mr. Elder's options to purchase Common Stock of the Company will be governed by the provisions of the applicable option agreements between Mr. Elder and the Company, and the vesting, post-termination exercisability, and other provisions of such options shall not be affected by the Elder Agreement.

    Following the resignation of Mr. Healy, Mr. Elder resumed the position of President and Chief Executive Officer and will continue as Chairman of the Board. Accordingly, beginning in May 1998, Mr. Elder began receiving his previous salary of $300,000 per year.

    See also "Compensation Committee Interlocks and Insider Participation" above.

SECTION 16(a) REPORTS

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during 1997, its executive officers, directors and 10% shareholders filed all required Section 16(a) reports on a timely basis with the following exceptions: John Aldeborgh filed a Form 5 disclosing one transaction that should have been reported earlier on a Form 4; and Thomas Seidel filed a Form 5 disclosing two transactions that should have been reported earlier on Form 4.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the three fiscal years ended December 31, 1997, 1996 and 1995:

                                                                                             LONG-TERM COMPENSATION
                                                                                                    AWARDS(2)
                                                           ANNUAL COMPENSATION           -------------------------------
                                                    ----------------------------------                    ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR       SALARY($) BONUS($)(1)   OPTIONS(#)   COMPENSATION($)(3)
--------------------------------------------------  --------     --------  -----------   ----------   ------------------
William W.R. Elder................................      1997      305,000     --            --              43,890
  Chairman of the Board                                 1996      304,167     --           50,000            2,947
                                                        1995      282,917    42,750       100,000           18,422

James T. Healy....................................      1997      300,000    90,000         --              11,500
  President and Chief Executive                         1996(4)    87,500     --          250,000          --
  Officer

Mary F. Bobel.....................................      1997(5)   137,500    16,500        75,000            6,539
  Executive Vice President and
  Chief Financial Officer

John E. Aldeborgh.................................      1997      206,845    20,976        30,000            8,716
  Executive Vice President, Chief                       1996      182,390     --           50,000          --
  Customer Satisfaction Officer                         1995      152,096    30,000        62,500            9,816

Thomas E. Seidel..................................      1997      209,200    21,000         5,000            8,692
  Executive Vice President and                          1996(4)   183,333     --          125,000              948
  Chief Technical Officer

------------------------

(1) Except as otherwise noted, all bonuses were earned by the named officer in fiscal year indicated and paid to the named officer early in the subsequent year pursuant to the Company's Management Incentive Plan.

(2) The Company did not make any awards of restricted stock or make any payments under long-term incentive plans during the periods covered in the table.

(3) Represents amounts contributed to the Company's 401(k) plan on behalf of the officer by the Company and automobile allowances. Premiums in the amount of $2,947 and $3,540 were also paid by the Company on behalf of Mr. Elder for a term life insurance policy (the proceeds of which are payable to his named beneficiaries) in fiscal 1996 and fiscal 1997, respectively.

(4) Mr. Healy and Mr. Seidel were not employed by the Company prior to fiscal 1996. Mr. Healy joined the Company in September 1996 and resigned in April 1998. Mr. Seidel joined the Company in January 1996.

(5) Ms. Bobel was not employed by the Company prior to fiscal 1997. Ms. Bobel joined the Company in March 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants made in fiscal 1997 to the Named Executive Officers. No SARs were granted.

                                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                             --------------------------------------------------------    VALUE AT ASSUMED
                                                            % OF TOTAL                                 ANNUAL RATES OF STOCK
                                                              OPTIONS                                   PRICE APPRECIATION
                                                            GRANTED TO      EXERCISE                            FOR
                                                             EMPLOYEES       OR BASE                      OPTION TERM(3)
                                               OPTIONS       IN FISCAL      PRICE PER    EXPIRATION    ---------------------
NAME                                         GRANTED(1)       YEAR(2)         SHARE         DATE          5%         10%
-------------------------------------------  -----------  ---------------  -----------  -------------  ---------  ----------
William W.R. Elder.........................      --             --             --            --           --          --
James T. Healy.............................      --             --             --            --           --          --
Mary F. Bobel..............................      75,000             14           3.87          2002    $  80,191  $  177,201
John E. Aldeborgh..........................      30,000              6           5.25          2002       43,514      96,155
Thomas E. Seidel...........................       5,000              1           5.25          2002        7,252      16,026

------------------------

(1) The indicated options were granted at various dates in 1997, vest at the rate of 1/3 per year and become fully exercisable at various dates in 2000.

(2) The Company granted options to purchase 537,000 shares to employees in fiscal 1997.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (5 years) at the annual rate specified (5% and 10%). This assumption is based on SEC rules and does not necessarily represent the expected rate of appreciation.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
  OPTION/SAR VALUES

    The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the number and value of such officers' unexercised options at December 31, 1997. No SARs have been granted.

                                                                                                 VALUE OF UNEXERCISED IN-THE- MONEY
                                                                  NUMBER OF UNEXERCISED OPTIONS
                                          SHARES                           AT 12/31/97                OPTIONS AT 12/31/97(2):
                                        ACQUIRED ON     VALUE     -----------------------------  ----------------------------------
NAME                                     EXERCISE    REALIZED(1)  (EXERCISABLE)  (UNEXERCISABLE)  (EXERCISABLE)    (UNEXERCISABLE)
--------------------------------------  -----------  -----------  -------------  --------------  ---------------  -----------------
William W.R. Elder....................      20,000       61,260        99,999          50,001          --                --
James T. Healy........................                                 83,325         166,675          --                --
Mary F. Bobel.........................                                 25,000          50,000          --                --
John E. Aldeborgh.....................                                 58,311          61,670          --                --
Thomas E. Seidel......................                                 68,327          61,673          --                --

------------------------

(1) Fair market value of the Company's Common Stock on the date of exercise minus the exercise price.

(2) Market value of underlying securities based on the closing price of Company's Common Stock on December 31, 1997, on NASDAQ of $3.334, less the exercise price.

    The Company has not established any long-term incentive plans or defined benefit or actuarial plans covering any of the Named Executive Officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The objectives of the overall executive compensation program are to attract, retain, motivate and reward Company executives while aligning their compensation with the achievements of key business objectives, maximization of shareholder value and optimal satisfaction of customers.

    The Compensation Committee is responsible for:

    1. Determining the specific executive compensation methods to be used by the Company and the participants in each of those specific programs;

    2. Determining the evaluation criteria and timeliness to be used in those programs;

    3. Determining the processes that will be followed in the ongoing administration of the programs; and

    4.  Determining their role in the administration of the programs.

    All of the actions take the form of recommendations to the full Board of Directors where final approval, rejection or redirection will occur. The Compensation Committee is responsible for administering the compensation programs for all Company officers. The Compensation Committee has delegated the responsibility of administering the compensation programs for all other Company employees to the Company's officers.

    Currently, the Company uses the following executive compensation vehicles:

    - Cash-based programs: Base salary, Annual Incentive Bonus Plan, Annual Profit Sharing Plan, and a Sales Incentive Commission Plan; and

    - Equity-based programs: 1991 Incentive Stock Option Plan and the 1989 Employee Stock Purchase Plan.

    These programs apply to the Chief Executive Officer and all executive level positions, except for the Sales Incentive Commission Plan, which only includes executives directly responsible for sales activities. Periodically, but at least once near the close of each fiscal year, the Compensation Committee reviews the existing plans and recommends those that should be used for the subsequent year.

    The criteria for determining the appropriate salary level, bonus and stock option grants for the Chief Executive Officer and each of the executive officers include (a) Company performance as a whole, (b) business unit performance (where appropriate) and (c) individual performance objectives. Company performance and business unit performance are measured against both strategic and financial goals. Examples of these goals are to obtain: operating profit, revenue growth, timely new product introduction, and shareholder value (usually measured by the Company stock price). Individual performance is measured to specific objectives relevant to the individual's position and a specific time frame.

    These criteria are usually related to a fiscal year time period, but may, in some cases, be measured over a shorter or longer time frame.

    The processes used by the Compensation Committee include the following steps:

    1. The Compensation Committee periodically receives information comparing the Company's pay levels to other companies in similar industries, other leading companies (regardless of industry) and competitors. Primarily national and regional compensation surveys are used.

    2. At or near the start of each evaluation cycle, the Compensation Committee meets with the Chief Executive Officer to review, revise as needed, and agree on the performance objectives set for the other executives reporting to the Chief Executive Officer. The Chief Executive Officer and Compensation Committee jointly set the Company objectives to be used. The business unit and individual objectives are formulated jointly by the Chief Executive Officer and the specific individual. The Compensation Committee also, with the Chief Executive Officer, jointly establishes and agrees on their respective performance objectives.

    3. Throughout the performance cycle review, feedback is provided by the Chief Executive Officer, the Compensation Committee and full Board, as appropriate.

    4. At the end of the performance cycle, the Chief Executive Officer evaluates each executive's relative success in meeting the performance goals. The Chief Executive Officer makes recommendations on salary, bonus and stock options, utilizing the comparative results as a factor. Also included in the decision criteria are subjective factors such as teamwork, leadership contributions and ongoing changes in the business climate. The Chief Executive Officer reviews the recommendations and obtains Compensation Committee approval. The Compensation Committee also determines the level of salary and bonus and the terms of stock option grants for the Chief Executive Officer.

    5. The final evaluations and compensation decisions are discussed with each executive by the Chief Executive Officer or Compensation Committee, as appropriate.

    The Compensation Committee feels that the compensation vehicles used by the company, generally administered through the process as outlined above, provide a fair and balanced executive compensation program related to the proper business issues. In addition, it should be noted that compensation vehicles will be reviewed and, as appropriate, revised in order to attract and retain new executives in addition to rewarding performance on the job.

                                          Respectfully submitted by:
                                          Todd S. Myhre
                                          G. Frederick Forsyth
                                          Mario M. Rosati

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total shareholder return from the last trading day before the beginning of the Company's 1993 Fiscal Year (December 31, 1992) through 1997 Fiscal Year End for the Company, the NASDAQ Stock Market-US Index and the H & Q Technology Index. The graph assumes that $100 was invested in the Company's Common Stock, in the NASDAQ Stock Market-US Index and the H & Q Technology Index on December 31, 1992 and all dividends were reinvested. Historic stock price performance is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            GENUS, INC.       NASDAQ STOCK MARKET (U.S.)        H & Q TECHNOLOGY
12/92                $100                              $100                    $100
12/93                 112                               115                     117
12/94                 298                               112                     141
12/95                 279                               159                     211
12/96                 205                               195                     262
12/97                 124                               240                     307

                                  PROPOSAL TWO
                      APPROVAL OF THE PROPOSED TRANSACTION

GENERAL

    Pursuant to the terms of the Asset Purchase Agreement, dated April 15, 1998, by and between Varian and the Company (the "Agreement"), the Company will sell to Varian most of its physical assets and assign its rights and obligations to Varian under its existing contracts related to its ion implantation systems business (the "Business"). Additionally, as a condition to consummation of the sale of selected assets and transfer of selected liabilities of the Business contemplated by the Agreement, the Company and Varian will enter into a Cross-License Agreement (the "License Agreement"), pursuant to which the Company will grant a royalty free, nonexclusive, irrevocable, worldwide, perpetual license to Varian covering the Company's intellectual property related to the Business (the "Intellectual Property"), other than any such intellectual property primarily used in the conduct of the Company's chemical vapor and thin film deposition systems business (the "CVD Business"). The Company will retain ownership of certain intellectual property rights primarily used in the development, manufacture, testing and sale of the products of the Company's CVD Business (the "Licensed Intellectual Property") and will grant Varian a license under these intellectual property rights pursuant to the License Agreement.

    The detailed terms of, and conditions to, the Proposed Transaction are contained in the Asset Purchase Agreement. The statements made in this Proxy Statement with respect to the terms of the Proposed Transaction and related transactions are qualified in their entirety by reference to the more complete information set forth in the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Appendix A and which is incorporated herein by reference.

BACKGROUND OF THE TRANSACTION

    The Company, which was formed in 198 and completed its initial public offering in 1988, has two primary lines of business: its chemical vapor thin film deposition systems business and its high energy ion implantation systems business. Both of these businesses involve the design, development, manufacture and marketing of capital equipment for the semiconductor industry.

    Beginning in mid-1996, the semiconductor capital equipment industry entered a cyclical downturn. As a result of this downturn, Company management began to explore opportunities for consolidation, either as a buyer or seller. In March 1996, Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively doing business with Salomon Brothers Inc as, and referred to herein as, Salomon Smith Barney) was retained as the Company's financial advisor to assist in these efforts.

    During the period from May through July 1996, several companies, other than four direct competitors of the Company, were contacted as to their possible interest in a transaction with the Company. Three of the companies contacted expressed preliminary interest. In August 1996, one of the Company's direct competitors was also contacted. This company expressed no interest in pursuing a transaction.

    During August and September 1996, Company management held several meetings with the three companies that had expressed a preliminary level of interest. Following these meetings, Company management determined that no viable merger opportunity existed and elected to temporarily discontinue discussions regarding a possible merger transaction.

    During the fourth quarter of 1996, the Company observed continuing weakness in its business, which was largely attributable to the cyclical downturn in the semiconductor equipment industry. As a result, in February 1997, the Company reported a net loss for the fourth quarter of 1996 and the Company's management elected to resume efforts to seek a strategic transaction.

    Accordingly, during the period from February through June 1997, several companies that were not approached in 1996, including Varian and two other competitors of the Company, were contacted. During the period from June 1997 through September 1997, Company management held a series of meetings with four companies which had expressed interest in a possible transaction with the Company, including Varian and one other competitor of the Company ("Company A"). Two of the companies were not interested in pursuing a transaction with the Company. Company A expressed interest at a small premium to the Company's then current market price and Varian submitted a proposal at a valuation below the Company's market price. In September 1997, the Company determined that these proposals were inadequate and ceased discussions with these companies.

    During the fourth quarter of 1997, the Company experienced a significant further downturn in its business. This downturn was due in large part to economic conditions in Asia which caused several of the Company's customers in this region to cancel orders or reschedule delivery dates for products they had ordered. As a result, sales for the fourth quarter of 1997 fell below sales for the fourth quarter of 1996, and the Company reported a loss of $1.20 per share in the fourth quarter of 1997 as compared to a loss of $0.14 per share in the fourth quarter of 1996.

    Accordingly, in the first quarter of 1998, the Company sought both to obtain additional financing and to seek a strategic transaction. In February 1998, the Company completed a financing in which $5,000,000 of convertible preferred stock was issued. However, notwithstanding this additional financing, the Company's working capital needs continued to increase, due in large part to the effects of cancellation and rescheduling of orders by the Company's Asian customers.

    In March 1998, discussions with Varian and Company A regarding a strategic transaction were reinitiated. In addition, other prospective acquirors were contacted, none of which expressed any interest. During March 1998, Company A submitted a proposal to acquire the Company in a stock-for-stock merger transaction valued at the then current market price of the Company's Common Stock. As a result of this offer, the Company entered into discussions with Company A. During these discussions, Company A advised the Company that its initial proposal contained an error in the exchange ratio calculation and that Company A would be willing to proceed only at a price less than the Company's then current market value. At meetings held on March 2, 1998, March 18, 1998 and March 21, 1998, the Board was updated as to the status of negotiations with Company A and the negotiations that were underway with Varian. The Varian proposal involved an acquisition of the assets of the Business for cash. The Board met on March 27, 1998 to review the status of negotiations with both Company A and Varian. The Board considered both companies' proposals, including the consideration being offered. Although Company A's proposal presented the possibility of a tax-free reorganization as well as an acquisition of the entire Company, the Board noted that Company A would face several significant strategic issues in upcoming quarters which could affect the value of its stock. The Board also took into consideration that the proposal by Varian reflected a higher overall valuation and would provide the Company with funds with which to continue the development of several new CVD products currently being developed.

    In April 1998, negotiations continued with both companies. Company A was again approached and responded with the same below-market offer. Negotiations and disclosures of operating information with Varian continued during the first two weeks of April. On April 10, 1998, the Board approved the Agreement with Varian, which was executed on April 15, 1998 and the transaction was publicly announced on April 15, 1998.

RECOMMENDATION OF THE BOARD AND REASONS FOR THE TRANSACTION

    The Board unanimously approved the Proposed Transaction with Varian and recommends that shareholders approve the Proposed Transaction. In addition, the Company's Board of Directors unanimously determined that the terms of the Proposed Transaction are fair and in the best interest of the Company and its Shareholders and recommends a vote in favor of the Proposed Transaction. In the course of reaching its decision to approve the Proposed Transaction, the Board consulted with its legal and financial advisors as well as the Company's management and considered the following factors:

        (1) The effect on the Company on the deteriorating economic environment in Asia, which was causing the Company to incur increased operating losses. This situation, as well as the Company's cash position, made completion of a transaction that would provide liquidity in a short time frame imperative.

        (2) The deterioration in the Company's financial condition and the qualification by the Company's auditors of the certification of the Company's financial statements by noting "substantial doubt about its ability to continue as a going concern," thereby decreasing the Company's other financing alternatives.

        (3) The absence of any serious offers from any other third parties regarding a possible acquisition of the Company's assets or a possible merger with the Company, other than the proposals made by Company A, which the Board rejected in favor of the Proposed Transaction because of the uncertainties associated with the proposed consideration in Company A's transaction as well as the higher overall valuation reflected by the Varian proposal.

        (4) The anticipated positive effects upon the Company's balance sheet and results of operations from the use of the net proceeds of the Proposed Transaction to retire indebtedness and expand the Company's ability to develop its new CVD products.

        (5) The opinion dated April 15, 1998 of Salomon Smith Barney rendered to the Board of Directors of the Company, to the effect that, as of such date and based upon and subject to certain matters set forth in such opinion, the Consideration (as defined below under the caption "--Purchase Price") to be received by the Company in the Proposed Transaction was fair, from a financial point of view, to the Company, and the financial analyses performed by Salomon Smith Barney in connection with such opinion (see "--Opinion of the Company's Financial Advisor").

        (6) The Board's belief that Genus is well positioned to contribute and engage in the several growing thin film segments of the semiconductor equipment business. Genus' strategy for its continuing thin film business includes seeking to achieve growth of its WSix CVD business, further development of the company's enabling WN films technology for multiple applications and development of new ultra-thin film capabilities to meet the industry's future needs.

        (7) The willingness of Varian to continue to employ the substantial majority of the workforce involved in the Business.

    Considering all of the above factors, the Board of Directors concluded that the Company should become focused on developing its new CVD products with a significantly downsized workforce. The Board did not independently establish a value for the Proposed Transaction, but based on all the above factors determined that the Proposed Transaction was fair and reasonable to the Company and its Shareholders. The Board did not assign a weight for the individual factors considered in evaluating the Proposed Transaction.

PURCHASE PRICE

    The terms of the Proposed Transaction require Varian to pay an aggregate purchase price of $25.0 million cash, subject to adjustment if, prior to the closing of the Proposed Transaction (the "Closing"), the Company exercises its option to sell Varian certain machinery, plus an additional contingent cash amount equal to one-third of the amount, if any, by which (x) gross revenues generated from the sale by Varian or the Company of (i) high energy MeV ion implantation systems during the calendar year 1998 and (ii) service and spare parts for such systems, in each case during the calendar year 1998 and actually collected from the customer (the "Booked Revenue") shall exceed (y) $30.0 million (collectively, the "Consideration").

ASSETS TO BE SOLD AND RETAINED BY THE COMPANY

    The assets of the Company to be sold to Varian consist of all raw materials and inventories; all machinery, equipment, computers, tapes, data bases, furniture, automobiles, trucks, vehicles, tools, supplies and parts and other tangible personal property, whether owned, leased or subleased, which are used primarily in the conduct of the Business; all written contracts entered into in the ordinary course of business and necessary for the conduct of the Business, and that are for the sale and non-warranty service after the Closing of products of the Business, all rights, indemnification, warrants, claims and causes of action against third persons; all security, utility or similar deposits and prepaid expenses related primarily to the Business; all letters of credit issued in favor of the Company that related to any contract; to the extent permitted by law, all governmental licenses, permits approvals, license applications, license amendment applications and product registrations with respect to the conduct of the Business; real property leased by the Company, together with all improvements thereon and fixtures thereto; all Intellectual Property, other than the Licensed Intellectual Property; all books and records related to the assets to be sold to Varian; all rights to causes of action, claims, lawsuits, arbitrations, orders, judgements, decrees, awards and injunctions available to or being pursued by the Company; and the goodwill of the Business. Assets retained by the Company include the Company's cash or cash equivalents and any business, operation, subsidiary or division of the Company other than the Business, which consists primarily of the CVD Business.

INTELLECTUAL PROPERTY TO BE RETAINED FOR LICENSING BY THE COMPANY

    Pursuant to the Agreement, the Company will retain ownership of the Licensed Intellectual Property, and will grant Varian a license under these intellectual property rights pursuant to the terms of the License Agreement. In addition, Varian will grant to the Company a license relating to the Business or used or held for use by the Company in the conduct of the Business or that otherwise constitutes a part of the Other Intellectual Property. The License Agreement does not transfer any ownership rights to Varian in the Licensed Intellectual Property and does not transfer any ownership rights to the Company in the Owned Intellectual Property.

UNAUDITED PRO-FORMA FINANCIAL DATA

    The following unaudited pro forma condensed balance sheet of March 31, 1998, and unaudited pro forma condensed statement of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 give pro forma effect to the estimated financial effects of the Asset Purchase Agreement (the "Agreement") with Varian. The pro forma condensed balance sheet as of March 31, 1998 gives pro forma effect to the Agreement as if such transaction was consummated on that date. The pro forma condensed statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998, present the results of operations of the Company as if the transaction contemplated by the Agreement occurred on January 1, 1997 and January 1, 1998, respectively. The pro forma information is based on the historical financial statements of the Company giving effect to the assumptions and adjustments set forth in the accompanying notes.

                                  GENUS, INC.

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                                                   MARCH 31, 1998
                                                               ------------------------------------------------------
                                                                                                           PRO FORMA
                                                                                                          AFTER SALE
                                                                             PRO FORMA      PRO FORMA         OF
                                                               GENUS, INC.  ADJUSTMENTS       NOTE         BUSINESS
                                                               -----------  -----------  ---------------  -----------
Assets
  Cash and cash equivalents..................................   $   3,683    $  21,200            (1)      $  24,883
  Accounts receivable, net...................................      11,858                                     11,858
  Inventories................................................       9,709                                      9,709
  Net Assets held for sale...................................      30,500      (25,000)           (2)          5,500
  Other current assets.......................................       1,001                                      1,001
                                                               -----------  -----------                   -----------
    Total current assets.....................................      56,751       (3,800)                       52,951

  Property and equipment, net................................       6,406                                      6,406
  Other assets, net..........................................       2,025                                      2,025
                                                               -----------  -----------                   -----------
    Total assets.............................................   $  65,182    $  (3,800)                    $  61,382
                                                               -----------  -----------                   -----------
                                                               -----------  -----------                   -----------

Liabilities and shareholders' equity
  Total current liabilities..................................   $  19,073    $  (2,800)           (1)      $  16,273
  Long-term debt.............................................          74                                         74
  Shareholders' equity.......................................      46,035       (1,000)           (1)         45,035
                                                               -----------
    Total liabilities and shareholders' equity...............   $  65,182    $  (3,800)                    $  61,382
                                                               -----------  -----------                   -----------
                                                               -----------  -----------                   -----------

                                  GENUS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED MARCH 31, 1998
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                                       AFTER SALE
                                                                                                           OF
                                                                               GENUS, INC.  BUSINESS    BUSINESS
                                                                               -----------  ---------  -----------
Net sales....................................................................   $   7,238   $  (5,823)  $   1,415
Cost and expenses:
  Cost of goods sold.........................................................       6,941      (4,986)      1,955
  Research and Development...................................................       3,332      (1,744)      1,588
  Selling, general and administrative........................................       4,223      (2,750)      1,473
                                                                               -----------             -----------
    Income (loss) from operations............................................      (7,258)     (3,657)     (3,601)
Other, net...................................................................        (156)        (80)        (76)
                                                                               -----------             -----------
  Loss before income taxes...................................................      (7,414)     (3,737)     (3,677)
Provision for (benefit from) income taxes
  Net loss...................................................................      (7,414)     (3,737)  $  (3,677)
  Deemed dividend on preferred stock.........................................   $   1,829          --   $   1,829
  Net loss available to common shareholders..................................   $  (9,243)     (3,737)  $  (5,506)
                                                                               -----------  ---------  -----------
                                                                               -----------  ---------  -----------
Pro forma net loss per share--basic and diluted..............................                           $   (0.32)
                                                                                                       -----------
                                                                                                       -----------
Shares used in per share calculations........................................                              17,125
                                                                                                       -----------
                                                                                                       -----------

                                                                                  YEAR ENDED DECEMBER 31, 1997
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                                       AFTER SALE
                                                                                                           OF
                                                                              GENUS, INC.   BUSINESS    BUSINESS
                                                                              -----------  ----------  -----------
Net sales...................................................................   $  84,286   $  (57,102)  $  27,184
Cost and expenses:
  Cost of goods sold........................................................      54,762      (38,022)  $  16,740
  Research and Development..................................................      12,327       (6,599)  $   5,728
  Selling, general and administrative.......................................      20,326      (12,808)  $   7,518
                                                                              -----------  ----------  -----------
    Income (loss) from operations...........................................      (3,129)        (327)     (2,802)
Other, net..................................................................      (1,363)        (829)       (534)
                                                                              -----------  ----------  -----------
  Income (loss) before income taxes.........................................      (4,492)      (1,156)     (3,336)
Provision for (benefit from) income taxes...................................      14,844           --      14,844
                                                                              -----------  ----------  -----------
  Net income (loss).........................................................   $ (19,336)  $   (1,156)  $ (18,180)
                                                                              -----------  ----------  -----------
                                                                              -----------  ----------  -----------
Pro forma net income (loss) per share--basic and diluted....................                            $   (1.08)
Shares used in per share calculations.......................................                               16,860

PRO FORMA NOTES:

    (1) Reflects proceeds of $25 million from Varian, the repayment of $2.8 million of short-term bank borrowings, and the payment of transaction expenses estimated to be $1 million. Since transaction expenses represent non-recurring charges resulting directly from the Proposed Transaction that will be included in the operating results of the Company within the 12 months succeeding the Proposed Transaction, these transaction expenses were not considered in the pro forma condensed statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998.

    (2) Transfer of $25 million of net assets held for sale to Varian. After giving effect to the sale of the Business, pro forma net assets held for sale of $5.5 million represent planned sales of inventory and scheduled repayments of capital lease obligations of the Business prior to the Closing.

    The unaudited pro forma condensed financial data have been prepared by Company management and are not necessarily indicative of how the Company's balance sheet and results of operations would have been presented had the transaction with Varian actually been consummated at the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and results of operations for any future period. The unaudited pro forma condensed financial data should be read in conjunction with the financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated herein by reference.

TRADING RANGE OF COMMON SOCK

    On April 14, 1998, the date preceding public announcement of the Proposed Transaction, the high and low sales prices for the Common Stock on the Nasdaq National Market were $2.50 and $2.375, respectively. The high and low sales
prices for the Common Stock on     , 1998, the last trading day before the
printing of this Proxy Statement were $      and $      , respectively.

DISPUTE RESOLUTION

    The Agreement dictates that any dispute, controversy or claim relating to, arising out of or in connection with the Agreement or the License Agreement (or any subsequent agreements or amendments thereto) shall be settled in binding arbitration under the Commercial Rules of the American Arbitration Association (the "Rules"). Any arbitration would be held in Santa Clara, California before a panel of three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one arbitrator (who shall chair the arbitration panel) shall be a member of the American College of Trial Lawyers.

SHAREHOLDER APPROVAL

    The affirmative vote of a majority of the shares of the Company's Common Stock outstanding at the Record Date is required to approve the Proposed Transaction.

CERTAIN INFORMATION CONCERNING VARIAN

    Varian, a publicly-held company, is a high-technology enterprise engaged in the research, development, manufacture and marketing of products and services for health care, industrial, scientific and industrial research and environmental monitoring. Varian's principal business segments are health care systems, instruments and semiconductor +production equipment. With headquarters in Palo Alto, California and subsidiaries throughout the world, Varian employs more than 6,500 people worldwide. For fiscal 1997 (ended September 26, 1997), Varian reported sales of $1.4 billion, during the most recent fiscal quarter (ended April 3, 1998), Varian reported sales of $373.0 million and net earnings of $23.0 million. Additionally, Varian had $142 million in cash and cash equivalents at year end. Varian's Common Stock is traded on the New York Stock Exchange. Prior to the proposed transaction, Varian and the Company had no affiliation.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    Salomon Smith Barney was retained by the Company to act as its financial advisor in connection with the Proposed Transaction. On April 15, 1998, at a meeting of the Board of Directors of the Company held to evaluate the proposed Transaction, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 15, 1998) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Consideration was fair, from a financial point of view, to the Company.

    In arriving at its opinion, Salomon Smith Barney reviewed the Proposed Transaction and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Varian concerning the operations and prospects of the Business. Salomon Smith Barney examined certain available business and financial information relating to the Business as well as certain financial forecasts and other information and data for the Business which were provided to or otherwise discussed with Salomon Smith Barney by the management of the Company. Salomon Smith Barney reviewed the financial terms of the Proposed Transaction as set forth in the Agreement in relation to, among other things, the historical and projected earnings and other operating data of the Business and the financial condition of the Business, including the near-term liquidity needs of, and capital resources available with respect to, the Business. Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Proposed Transaction and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of the Business. In connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in the acquisition of the Company. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the management of the Company advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Business. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Business nor did Salomon Smith Barney make any physical inspection of the properties or assets of the Business. Salomon Smith Barney was not requested to evaluate, and did not evaluate, the potential financial impact of the Proposed Transaction on the Company or the redeployment of all or any part of the Consideration received by the Company in connection with the Proposed Transaction. Salomon Smith Barney did not express any opinion as to the price at which the Company Common Stock will trade upon announcement or consummation of the Proposed Transaction, nor did Salomon Smith Barney express any opinion as to the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. No other limitations were imposed by the Company on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED APRIL 15, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TRANSACTION OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to the Business, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of the Company in its evaluation of the Proposed Transaction and should not be viewed as determinative of the views of the Board of Directors or management of the Company with respect to the Consideration or the Proposed Transaction.

    LIQUIDATION ANALYSIS. Given the financially distressed condition of the Company, Salomon Smith Barney analyzed the estimated liquidation value of the Business based on internal estimates of, and discussions with, Company management. For purposes of such analysis, Salomon Smith Barney reviewed with Company management the estimated book value at March 31, 1998 of each of the assets, and related liabilities, of the Business in order to ascertain the net realizable value which Company management believed could be obtained upon the sale or other disposition of such assets to a third party. This analysis indicated a net realizable value for the Business of approximately $11.9 million to $17.5 million, as compared to the Consideration of $25.0 million, subject to the adjustment that may be made if the Booked Revenue shall exceed $30,000,000.

    SELECTED COMPANY ANALYSIS. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of the following selected publicly traded companies in the semiconductor capital equipment industry: Aehr Test Systems, AG Associates, Inc., Aseco Corporation, BTU International, Inc., Submicron Systems Corporation, Trikon Technologies, Inc. and Tegal Corporation (the "Selected Companies"). Salomon Smith Barney compared market values as a multiple of, among other things, latest 12 months net income, and adjusted market values (market value, plus total debt, less cash) as multiples of latest 12 months and estimated calendar 1998 revenues, latest 12 months earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices as of April 13, 1998. Net income estimates for the Selected Companies were based on estimates of selected investment banking firms and net income estimates for the Business were based on internal estimates of Company management. The implied enterprise reference range of the Business based on the latest 12 months net income, EBITDA and EBIT of the Selected Companies was not meaningful given the lack of profitability in the operations of the Business during the past two calendar years. Applying a range of multiples for the Selected Companies of latest 12 months and estimated calendar 1998 revenue of 0.3x to 0.9x and 0.3x to 0.4x, respectively, to corresponding financial data for the Business resulted in an enterprise reference range for the Business of approximately $13.7 million to $29.9 million, as compared to the Consideration of $25.0 million, subject to the adjustment that may be made if the Booked Revenue shall exceed $30,000,000.

    No company or business used in the "Selected Company Analysis" as a comparison is identical to the Company or the Proposed Transaction. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Selected Companies or the business segment, company or transaction to which they are being compared.

    SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, Salomon Smith Barney analyzed the implied purchase prices and transaction value multiples in approximately
17 selected merger and acquisition transactions in the semiconductor capital equipment industry. Salomon Smith Barney compared purchase prices as multiples of latest 12 months net income and latest reported tangible book value, and transaction values as multiples of latest 12 months revenues, EBITDA, EBIT and current assets. All multiples were based on publicly available information at the time of announcement of such transaction. Due to the lack of profitability of the Business and, accordingly, the inherent differences between the businesses, operations and prospects of the Business and the acquired businesses analyzed, Salomon Smith Barney did not consider the quantitative results of such analysis particularly meaningful and therefore did not derive an enterprise reference range for the Business based on such analysis.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney did not consider a discounted cash flow analysis, which is performed for purposes of analyzing the unlevered, after-tax free cash flows of an entity or business on a stand-alone basis, a relevant valuation methodology for purposes of evaluating the Business given, among other things, the current negative and future projected cash flows of the Business, the volatility of the semiconductor capital equipment industry and the unpredictability of positive cash flows generated by companies in such industry.

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interests received from third parties other than Varian; (ii) historical and projected financial results of the Business, including the financially distressed condition of the Company; (iii) the history of trading prices and volume for Company Common Stock and the relationship between movements in Company Common Stock, movements in the common stock of selected companies in the semiconductor capital equipment industry and movements in the Semiconductor Equipment Index, the Semiconductor Index and the S&P Industrial 500 Index; and
(iv) consolidation trends in the semiconductor capital equipment industry.

    Pursuant to the terms of Salomon Smith Barney's engagement, the Company has agreed to pay Salomon Smith Barney for its services in connection with the Proposed Transaction an aggregate financial advisory fee based on a percentage of the total consideration (including liabilities assumed) payable in the Proposed Transaction. The fee payable to Salomon Smith Barney is currently estimated to be approximately $800,000. The Company also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

    Salomon Smith Barney has advised the Company that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of the Company and Varian for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to the Company unrelated to the Proposed Transaction, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company, Varian and their respective affiliates.

    Salomon Smith Barney is an internationally recognized investment banking firm and was selected by the Company based on its experience, expertise and familiarity with the Company and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTEREST OF MANAGEMENT IN THE TRANSACTION

    Certain members of management, along with 120 other Company employees, are proposed to be hired by Varian. It is not contemplated that any other of the Company's management will become employees of Varian as a result of this transaction. Certain members of management and key employees have severance agreements with the Company that provide severance benefits in the event that their employment is Involuntarily Terminated or otherwise terminated without Cause within a specified period of time following a Change of Control. In the event that such individuals are hired by Varian and Involuntarily Terminated or terminated without Cause within the specified period, such individuals will receive the cash payments specified in their respective severance agreements.

EFFECT ON EMPLOYEES.

    The Company anticipates that Varian will hire approximately 120 of the 190 employees of the Company (the "Designated Employees") currently engaged in the operation of the Business. The employment of the remaining employees of the Company engaged in the operation of the Business will be terminated prior to or contemporaneously with the Closing. In connection with the sale of the Business, the Company will restructure the operations of the CVD Business and will also significantly reduce its workforce. Accordingly, the Company anticipates that an additional reduction in headcount will occur contemporaneously with the sale.

APPLICATION OF SALE PROCEEDS

    Of the net proceeds from the Proposed Transaction, the Company expects to use approximately $2.8 million to pay down short-term borrowings. The remainder of the proceeds will be used for general working capital purposes with respect to its remaining business operations. The Company has no present intent to pay a dividend to Shareholders or to otherwise distribute to its Shareholders any proceeds received from the Proposed Transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    All transfer and other similar taxes imposed in connection with the transfer of the Assets whether such taxes are assessed initially against Varian or the Company shall be borne and paid 50% by the Buyer and 50% by the Seller.

    For tax purposes, the Company may recognize income or gain as a result of the Proposed Transaction. Notwithstanding, the Company determined that any income tax related to the Proposed Transaction will not be significant because such income or gain will be offset by current year net operating loss or prior year net operating loss carry forwards. The Company determined that the Proposed Transaction will not have any federal income tax consequences to the Shareholders.

    The above tax discussion was developed by the Company after consultation with its tax and legal advisors.

REPRESENTATIONS AND WARRANTIES

    The Company has made certain customary representations and warranties in the Agreement relating to the Company, the authorization, validity and the enforceability of the Agreement and similar corporate matters. The Company has also made certain representations and warranties regarding execution, delivery and performance of the Agreement; execution and delivery of the Agreement not violating or conflicting with any provision of the charter or bylaws of the Company or any provisions of law, rules, regulations or government orders; financial statements; title of the assets beings sold; the payment of taxes; pending and threatened claims and litigation; identity of suppliers; compliance with laws and regulations; environmental matters; condition of the assets being sold; contracts to be assumed by Varian; pending or threatened proceedings related to employees; and completeness and accuracy of representations and warranties.

COVENANTS AND CONDITIONS TO THE PROPOSED TRANSACTION

    The Company has agreed, until Closing, among other things, to conduct its business in the ordinary course consistent with past practices; to preserve and maintain the assets being sold to Varian; to perform obligations required to be performed by the Company under the contracts to be assumed by Varian; to give prompt notice to Varian of any failure likely to cause any representation or warranty to be inaccurate; not to sell, transfer, lease or otherwise dispose any of the assets being sold to Varian except in the ordinary course of business and consistent with past practice; to provide Varian with access to the Company's facilities, properties and books and records; not to pursue another agreement for the sale of the assets subject to the Agreement; not to compete, directly or indirectly, with the Business for a period of five years; and to pay, on a monthly basis, to the Company an amount equal to one-third of the amount, if any, by which (a) gross revenues generated from the sale by Varian or the Company of (i) high energy MeV ion implantation systems manufactured by the Company prior to Closing (or substantially similar high energy MeV ion implantation systems derived therefrom and manufactured by Varian after the Closing) and (ii) service and spare parts for such systems in each case during the calendar year 1998 and actually collected from the customer shall exceed (b) $30,000,000.

    Consummation of the Proposed Transaction is subject to approval by the Shareholders and to a number of other conditions, including: (a) all representations and warranties made by the other party in the Agreement being true and correct, and all agreements, covenants and conditions required having been performed under the Agreement, as of the Closing, (b) each party's receipt at the Closing of certain closing certificates and legal opinions, (c) the absence of any temporary or permanent order, writ, rule or judgement by any governmental authority prohibiting or making unlawful the Proposed Transaction and (d) the acceptance by at least 18 of the 24 employees, that Varian and the Company have determined to be key employees of the Business, of Varian's offer of employment.

INDEMNIFICATION

    The Company has agreed to indemnify and hold harmless Varian, its subsidiaries and affiliates, and each officer, director, employee, agent and representative of the foregoing (the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, any and all losses, actions, liabilities, damages, claims, costs and expenses, interests, awards, judgements, penalties and encumbrances suffered or incurred by any of the Indemnified Parties arising in whole or in part from (a) any breach of any representation or warranty of the Company or its affiliates in the Agreement, (b) any breach of any covenant, obligation or agreement of the Company or its affiliates in the Agreement, (c) any liability remaining the sole responsibility of the Company and (d) any liability relating to (i) any employee related at any time during the 12-month period immediately preceding April 15, 1998 to the Business (a "Business Employee") who is not a Designated Employee but whose employment or employment-related rights transfer to Varian as a result of the Proposed Transaction and (ii) any compensation rights, employment benefits or other terms of employment of Business Employees that Varian will become obligated to pay or assume by operation of law or contract as a result of the Proposed Transaction.

TERMINATION OF THE PROPOSED TRANSACTION

    At any time prior to Closing, the Agreement may be terminated under certain circumstances, including the following: (a) by mutual written consent of Varian and the Company, (b) by either party if the Closing shall not have occurred by September 30, 1998, (c) by Varian, if there has been a material breach on the part of the Company in its representation and warranties, subject to a right to cure, (d) by Varian, if any action seeking a decree or order for relief in respect of the Company under any bankruptcy, insolvency or other similar law is instituted, (e) by the Company, if there has been a material breach on the part of

Varian in its representation and warranties, subject to a right to cure, (f) by either party if Shareholder approval is not obtained or (g) by the Company, if the Board of Directors reasonably determines that a proposal or offer by a third party for an acquisition of the Business is more favorable to the Company than the Proposed Transaction.

EXPENSES

    Total costs to the Company associated with the Proposed Transaction are estimated at $1,000,000. Such amount represents primarily legal and advisory fees and will be paid by the Company. Costs incurred by Varian will be paid by Varian.

VOTE REQUIRED

    Affirmative vote of a majority of the shares of the Company's outstanding Common Stock will be required to approve and ratify the terms of the Proposed Transaction.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
               VOTE FOR THE APPROVAL OF THE PROPOSED TRANSACTION.

                                 PROPOSAL THREE
                    APPROVAL OF THE CONVERSION OF SECURITIES
                 EXCEEDING 20% OF THE OUTSTANDING COMMON STOCK

BACKGROUND

    THE 20% RULE. The By-laws of the National Association of Securities Dealers, Inc. (the "NASD") require the Company to obtain shareholder approval in connection with a transaction other than a public offering involving the sale or issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance for less than the greater of book value or market value of the Common Stock.

    THE SERIES A FINANCING. On February 2, 1998, the Company entered into a Stock Purchase Agreement (the "Agreement") with certain investors (the "Investors"), pursuant to which the Company issued, on February 12, 1998, to the Investors an aggregate of 100,000 shares of its 6% Series A Convertible Preferred Stock (the "Series A Stock") and warrants to purchase an aggregate of up to 300,000 shares of its Common Stock at an exercise price of $3.67 per share (collectively, the "Warrants"), all for an aggregate purchase price of $5 million in cash. The shares of Common Stock issuable upon conversion of the Series A Stock and upon exercise of the Warrants constituted approximately 14.34% of the outstanding Common Stock at the time of the issuance of the Series A Stock and the Warrants.

    THE SERIES B FINANCING. Under the terms of the Agreement, upon fulfillment of certain conditions, the Investors have committed to providing an additional $5 million in equity financing through the purchase of 6% Series B Convertible Preferred Stock (the "Series B Stock") and warrants to purchase an aggregate of up to 300,000 shares of its Common Stock on terms substantially the same as those of the Series A Stock. Among the conditions that must be satisfied before the Company may require the purchase of the Series B Stock are the following:
(a) the closing bid price per share of the Common Stock of the Company shall be no less than $4.00 for the 30 trading days prior to the Company's notice to the Investors of its intention to require their purchase of the Series B Stock; (b) such notice by the Company may not be given sooner than 90 days after the effectiveness date for the shares registered pursuant to a Registration Statement on Form S-3 (the "Series A Registration") and no suspension or stop order may have been entered against such Series A Registration; (c) the closing bid price for the Common Stock of the Company shall not, in the 30 trading days prior to the completion of the sale of the Series B Stock, have decreased by greater than 35% from the highest closing bid price during such period, (d) the maintenance of a waiver in connection with existing bank line of credit and (e) no change of control of the Company shall have occurred. "Change of control" is defined as, (i) the acquisition of more than 50% of the voting securities of the Company, (ii) the replacement of more than one-half the members of the Board of Directors, (iii) the merger of the Company with or into another entity, (iv) the sale of all or substantially all of the assets of the Company, or (v) the execution of any agreement providing for any of (i), (ii), (iii), or (iv) above). Accordingly, if the Proposed Transaction set forth in Proposal Two above, is deemed to be a sale of substantially all of the assets of the Company, the Company can not require the Investors to purchase the Series B Stock nor can the Investors require the Company to sell the Series B Stock.

TERMS OF THE PREFERRED STOCK

    PURCHASE PRICE; CONVERSION RIGHTS. Each share of the Series A Stock was sold at a purchase price of $50 and a stated value of $50 (the "Stated Value"). Each holder of shares of Series A Stock has the right at any time, and from time to time, to convert some or all such shares into fully paid and nonassessable shares of Common Stock.

    Any conversion shall occur according to the following conversion formula:
The number of shares of Common Stock issuable upon conversion of each share of Series A Stock will equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by (ii) the Conversion

Price. The Conversion Price shall be equal to the lesser of: (a) 110% of the Closing Bid Price for the trading day immediately preceding the original issue date of the Series A Stock, provided that such price shall not be less than $3.47; or (b) 82% of the average of 15 Closing Bid Prices during the 45 trading days prior to the date of the conversion notice, which 15 closing bid prices shall be chosen by the holder converting such shares of Series A Stock. The Closing Bid Price shall mean the closing bid price of the Common Stock as reported on the Nasdaq National Market or other market or exchange on which the Common Stock is then listed or traded.

    On or after the second anniversary of the original issue date of the Series A Stock, the Company may require the conversion of all of the then outstanding and unconverted shares of Series A Stock, provided that certain conditions have been satisfied, including that the Closing Bid Price of the Common Stock for at least 20 of the 30 trading days preceding the date of such Company Conversion Date shall have been at least $3.48 and such conversion shall be effectuated at the Conversion Price then in effect. On and after such conversion, all dividends on the Series A Stock shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as shareholders of the Company shall cease and terminate, except the right to receive the shares of Common Stock upon conversion.

    PREFERENTIAL CUMULATIVE DIVIDENDS. The holders of Series A Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share equal to 6% per annum of the Stated Value per share (6% of $50 = $3 per share) payable in cash or shares of Common Stock at the option of the Company, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series A Stock (the Common Stock and such junior stock being hereafter collectively the "Junior Stock"). The dividends on the Series A Stock shall be due and payable on each yearly anniversary of the original issue date ("Dividend Payment Date"), and any dividends not paid on any Dividend Payment Date shall accrue and shall be due and payable upon conversion of the Series A Stock. No dividends shall be due and payable for any partial year period for which the Dividend Payment Date has not yet occurred. A party that holds shares of Series A Stock on a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Series A Stock subsequent to the applicable record date. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each holder shall be equal to the cash amount of such dividend payable to such holder on such Dividend Payment Date divided by the Closing Bid Price of the Common Stock on the trading day prior to such Dividend Payment Date ("Dividend Conversion Price"), provided that the Dividend Conversion Price shall not be less than $3.47.

    LIQUIDATION RIGHTS. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Stock will be entitled to receive before any payment or distribution will be made on the Junior Stock, out of the assets of the Company available for distribution to shareholders, the Stated Value per share of Series A Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A Stock, then the holders of the Junior Stock of the Company will receive, ratably, all remaining assets of the Company legally available for distribution. If the assets of the Company available for distribution to the holders of the Series A Stock are insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Company will be distributed to the exclusion of the holders of shares of Junior Stock ratably among the holders of Series A Stock.

    A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of the liquidation rights that would be available to the holders of Series A Stock.

    REDEMPTION PROVISIONS. On or after the fifth anniversary of the original issue date of the Series A Stock, the Company may elect to redeem all or part of the Stated Value of the Series A Stock upon payment of an amount of dollars equal to the number of shares of Common Stock that could be obtained by converting into the Company's Common Stock that amount of Stated Value plus accrued but unpaid dividends and any other sums payable in respect to that Stated Value at the conversion price in effect on the fifth anniversary of the original issue date of the Series A Stock (the "Redemption Date") multiplied by the average of the Closing Bid Price of the Common Stock for the five trading days immediately preceding (a) such Redemption Date or (b) the date of payment in full by the Company of the redemption price, whichever is greater. The Company may not redeem any amount that a holder of Series A Stock has elected to convert, including a notice of conversion given after the Redemption Date but prior to receipt by the holder of Series A Stock of the payment under the redemption provisions.

    In addition, upon the occurrence of certain triggering events, the holders of Series A Stock shall have the right, at each such holder's option, to require the Company to redeem all or a portion of the Stated Value of such holder's Series A Stock upon payment of an amount of dollars equal to the number of shares of Common Stock that could be obtained by converting into the Company's Common Stock that amount of Stated Value of such holder's Series A Stock plus accrued but unpaid dividends and any other sums payable in respect to that Stated Value at the conversion price in effect on the date of the triggering event multiplied by the average of the Closing Bid Prices of the Common Stock for the five trading days immediately preceding (a) the date of such triggering event or (b) the date of payment in full by the Company of such redemption price, whichever is greater. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events: (i) the failure of the Registration Statement to be declared effective by the Commission on or prior to the date that is 180 days after the original issue date; (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series A Stock for sale of the Registrable Securities (as defined in the Registration Rights Agreement) other than in accordance with the terms of the Registration Rights Agreement, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder seeking to be redeemed; (iii) the failure of the Common Stock to be listed on the Nasdaq Stock Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of seven consecutive days; or (iv)the Company's notice to any holder of Series A Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series A Stock into shares of Common Stock.

    VOTING RIGHTS. The shares of Common Stock into which the Series A Stock is converted will have full voting rights. Except as otherwise required by law, the Series A Stock has no voting rights.

    REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION. The Company has prepared and filed with the Securities and Exchange Commission, a registration statement registering the resale of the shares of Common Stock into which the Series A Stock is convertible, which registration statement has not yet been declared effective. The Company will use its best efforts to have it declared effective and to maintain the effectiveness of the registration statement until the earlier of (i) the date on which all such shares have been sold or may be sold without volume restrictions pursuant to Rule 144 of the Securities Act ("Rule 144") or (ii) the second anniversary of the effectiveness date of such registration statement.

CONSIDERATIONS WITH RESPECT TO THE APPROVAL OF THE CONVERSION OF THE SERIES A
  STOCK IN EXCESS OF THE 20% RULE

    Before voting, each shareholder should consider the following factors with respect to the conversion of the Series A Stock in excess of the 20% Rule. If the Company fails to obtain shareholder approval, the Conversion Price will be decreased by 2% each month for two months following the date of such failure to obtain shareholder approval. Commencing on the second month anniversary of such failure to obtain shareholder approval , the Company shall also pay to the Series A Shareholders $50,000 in cash on the first day of each month until the Company cures the failure to obtain shareholder approval. Any decrease in the Conversion Price shall continue notwithstanding the fact that the event causing such decrease has been subsequently cured. Sales by the holders of the Series A Stock may depress the per share price of the Common Stock of the Company. Conversion of the shares of Series A Stock to Common Stock (especially in light of the conversion formula that may result in large numbers of shares being issued upon conversion) and sale of those converted shares, may depress the per share price of the Common Stock of the Company.

SHAREHOLDER APPROVAL

    Based on the recent prices of the Company's Common Stock, it is anticipated that the number of shares of Common Stock issuable upon conversion of the Series A Stock may be equal to or greater than 20% of the Common Stock outstanding immediately prior to the Series A Financing. The terms of the Series A Stock will allow the holders of the Series A Stock to obtain shares of Common Stock at a price below the current market value, and the Investors can impose certain penalties and are entitled to adjustments to the Conversion Price if the Company does not obtain shareholder approval. See "Terms of Preferred Stock" below. Therefore, the Board of Directors has determined that it is advisable to obtain the approval of the Company's shareholders at this time.

    Shareholders are requested in this Proposal Two to approve the conversion of securities exceeding 20% of the outstanding shares of Common Stock of the Company.

VOTE REQUIRED

    Affirmative votes constituting a majority of the Votes Cast will be required to approve and ratify the terms of the Financings.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
             VOTE FOR THE APPROVAL OF THE CONVERSION OF SECURITIES
                 EXCEEDING 20% OF THE OUTSTANDING COMMON STOCK.

                                 PROPOSAL FOUR
                 AMENDMENT OF 1989 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The 1989 Employee Stock Purchase Plan ("Purchase Plan") was adopted by the board of Directors in March 1989 and approved by the shareholders in May 1990. In January 1998, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares, from 1,750,000 to 2,050,000 shares. As of March 31, 1998, 1,625,086 shares had been issued under the Purchase Plan, and 124,914 shares remained available for future issuances under the Purchase Plan.

PURPOSE

    The purpose of the Purchase Plan is to provide employees of the Company (and any of its subsidiaries which are designated by the Board of Directors) who participate in the plan with an opportunity to purchase Common Stock of the company through payroll deductions.

ADMINISTRATION

    The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the plan are determined at the sole discretion of the Board of Directors or its committee. The Purchase Plan is currently being administered by the Board of Directors. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the plan or the grant of any option pursuant to the plan, or be a member of any committee appointed to administer the plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Purchase Plan.

ELIGIBILITY

    Any person who is employed by the Company (or by any of its subsidiaries which are designated from time to time by the Board) for at least twenty hours per week and more than five months in a calendar year on the date his or her participation in the plan is effective is eligible to participate in the Purchase Plan. As of March 31, 1998, approximately 250 employees were eligible to participate in the Purchase Plan.

OFFERING DATE

    The Purchase Plan is implemented by overlapping 24-month offering periods containing four six-month purchase periods. New offering periods commence every six months. The purchase periods generally commence on July 1 and January 1 of each year. The Board of Directors may change the duration of the offering periods without shareholder approval.

PURCHASE PRICE

    The purchase price per share at which shares are sold under the Purchase Plan is the lower of 85% of fair market value of the Common Stock on the date of commencement of the 24-month offering period or 85% of the fair market value of the Common Stock on the last day of the six-month purchase period. Eligible employees are automatically re-enrolled in the offering period with the lower of 85% of fair market value of the Common Stock on the date of commencement of such 24-month offering period. The fair market value of the Common Stock on a given date shall be determined by the Board of Directors based upon the reported closing rice in the NASDAQ National Market System on such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation. A participant may discontinue his or her participation in the plan or may decrease, but not increase, the rate of payroll deductions at any time during the offering period.

    All payroll deductions are credited to the participant's account under the plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

PURCHASE OF STOCK; EXERCISE OF OPTION

    At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering is determined by dividing the compensation which such participant has elected to have withheld during the offering period by 85% of the fair market value of the Common Stock at the beginning of the offering period or ending of a purchase period, whichever is lower.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the plan. Such withdrawal may be elected at any time prior to the end of the applicable 24-month offering period. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

CHANGES

    In the event of any change, such as stock splits or stock dividends, made in the capitalization of the Company that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the purchase price per share, subject to any required action by the shareholders of the Company.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the plan. The Purchase Plan will by its terms terminate in 2009.

TAX INFORMATION

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

    The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

VOTE REQUIRED

    The approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
              SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT
                   TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL FIVE
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the year ending December 31, 1998, and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Coopers & Lybrand L.L.P. has audited the Company's financial statements since the year ended December 31, 1982. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of Shareholders must
be received by the Company no later than              , 1998, in order that they
may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated:              , 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                GENUS, INC.

                   1998 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of GENUS, INC., a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated ________, 1998, and hereby appoints William W. R. Elder and Mary F. Bobel proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of Genus, Inc. to be held on __________, __________, 1998, at 2:00 p.m., local time, at The Network Meeting Center located at 5201 Great America Parkway, Suite 122, in Santa Clara, California, 95054, and any continuation(s) or adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.



                        -  FOLD AND DETACH HERE  -

                                                              Please mark
                                                              your choice  / X /
                                                              like this

                                                                      ----------
                                                                        COMMON

                     FOR all nominees listed      WITHHOLD authority to vote
                     below (except as indicated)  for all nominees listed below.

1. Election of directors:       /   /                        /   /


IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

William W. R. Elder, Todd S. Myhre, G. Frederick Forsyth, and Mario M. Rosati


2. To approve the sale of the Company's ion implantation systems business, including the assets, properties and intellectual property related thereto, pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of April 15, 1998, between Varian Associates, Inc. and the Company and the transactions contemplated thereby.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


3. Proposal to approve the conversion of securities exceeding 20% of the outstanding shares of Common Stock.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


4. Proposal to approve the amendment of the Company's 1989 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


5. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the independent public accountants of the Company's financial statements for the fiscal year ending December 31, 1998.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


6. In the discretion of the proxy holders, upon such other matter or matters which may properly come before the meeting and any continuation(s) or adjournment(s) thereof.

            FOR                   AGAINST                   ABSTAIN

           /   /                   /   /                     /   /


                         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE SALE OF THE COMPANY'S ION IMPLANTATION SYSTEMS BUSINESS FOR THE AMENDMENT OF THE 1989 EMPLOYEE STOCK PURCHASE PLAN, FOR THE CONVERSION OF SECURITIES EXCEEDING 20% OF THE OUTSTANDING COMMON STOCK, FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) OR ADJOURNMENT(S) THEREOF.


Signature(s)                                              Date           , 1998
            ---------------------------------------------      ----------
(This Proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


                          -  FOLD AND DETACH HERE  -